Exhibit 99.1

DraftKings

March 03, 2020

08:10 PM EST

Thomas Allen:	So good afternoon, everyone. I'm Thomas Allen, Morgan Stanley's gaming, lodging and leisure analyst. I'm very happy to have on the stage with me Jason Robins who's the CEO of DraftKings. Jason, thank you for taking the time.

I have to read disclosures before I forget. Please note that all important disclosures, including personal holdings disclosures and Morgan Stanley disclosures, appear on the Morgan Stanley public website at www.morganstanley.com/researchdisclosures or at the registration desk.

So, I'm going to go straight into it as I think it's us holding you guys back from getting out of here and having a drink. So Jason, you co-founded DraftKings as we know it today. Started the business in 2012. In December it was announced you were being bought by a SPAC and merging with SBTech. Why now?

Jason Robins:	I think for us there were really three objectives that we were trying to solve for. And the way we approach anything at the company, including something like how do we capitalize the business, what's the best financing route, is we start with what are we trying to accomplish and then what is the most effective way to accomplish that. Seems simple enough.

So the three things we were trying to accomplish were we had identified this company, SBTech, which we felt was a really important part of the full product that we needed to build out and we thought this was a great opportunity to really add the one piece we thought we were missing on the technology and product side.

Number two, we had a lot of new states that we were hoping will be up and coming for sports betting and maybe igaming, that we wanted to make sure we had a sufficient amount of capital to fund being aggressive in those states.

And then thirdly, we thought now is a great time to go public. And the reason we thought it was a great time to go public, there are a few different reasons. Probably take me the whole thing to through the full thinking, but some of the key ones were, one, from a licensing standpoint there's actually a lot of states that make it significantly easier to get licensed as a public company. You have a lot fewer shareholders and other sorts of requirements in terms of licensing.

The second reason is we thought there was an opportunity to really be the first -- we're calling this pure play on the US sports betting market. And in talking to investors we thought there were a lot of investors that were interested in the space and had conviction that it would be a large category but didn't have a great way to play it. And so in addition to just having investors that might be interested in buying the stock, more important to me was being able to really be a leader in creating the narrative for the industry, to be the first true online sports betting US-focused company that was out there telling the story and not to have somebody else telling the story for us. And those were really some of the key reasons we thought now is a great time to go public.

Thomas Allen:	So as we think about you today, your historical daily fantasy sports business was profitable, but you've been investing in building out significant market share in the sports betting industry and in igaming. You're losing a little over $100 million right now, but you have a path that you've laid out in your investor deck to $1.2 billion of EBITDA in the future. Can you lay out kind of the high-level way you get there?

Jason Robins:	Sure. So what we started with was what could the at-maturity revenue picture look like. And anyone's guess how many states will do this. So we tried to do what we think was fairly conservative, which we assumed 65% of the US would have online sports betting and less than half of that, only 30%, would have igaming. So the picture you're talking about is a representation of what the US market would look like at maturity with then us assuming we had 20% to 30% market share in sports betting, and us assuming we had somewhere between 10% and 20% market share in igaming. And all of that was then predicated on a market that was 30% penetrated for igaming, meaning states that represented 30% of the US population had legal igaming and 65% have legal online sports betting.

We then flowed through the rest of basically -- I don't where he is, Jason Park who's my CFO built this. He's probably a better one to answer how he got to each specific assumption. But we basically flowed through what the rest of the economics look like, mostly either relying on numbers that we already had good line of sight to today, or numbers that we knew based on some move we were making we would have line of sight to later. For example, we knew we were in the process of purchasing SBTech and that would help with the cost of the betting products.

So for the most part, we think that that's very reflective of a very clear line of sight that we have to economics. And there's really no stretch in sort of areas that we're going to have to go find margin in. But obviously Jason, my CFO, also Jason, can speak more in detail to that, but basically that's how we came up with it.

And I think -- like I said, I think there actually is still some upside there because that's still assuming 70% of the US doesn't get igaming and 35% doesn't have online sports betting. And there's no global expansion built in there either. There aren't upside from things like esports betting becoming really popular. So there's a lot of other levers we think over time we can pull, but I think it's a pretty good picture of what we believe the US at those penetration levels and those market share levels can look like for us.

Thomas Allen:	So a market that a lot of people, including us, pay a lot of attention to is New Jersey. Sports betting got legalized outside of Nevada in May of 2018 and launched in June. Online was launched in August of 2018. It's the biggest market outside of Nevada. There are 15 players in the market today. You guys have 30% market share. Pretty impressive.

Jason Robins:	Thanks.

Thomas Allen:	Can you talk about how you've been able to drive that significant market share?

Jason Robins:	Yeah. And actually, New Jersey's actually even bigger than Nevada now I think for sports betting. It just passed it a couple of months ago, actually, permanently. So a very nice market. Right now the most competitive state in the country. So we feel like it's a good template for what even a more competitive state could look like.

And to your point, Thomas, we're still doing pretty well there. We're in the mid-30s for market share, and that's despite about six or seven months ago at the start of the NFL season we had half a dozen or so new competitors enter the market. And even with that new influx of competition we actually gained share this past NFL season. So we're pretty excited about the results in New Jersey.

Another thing I want to mention on New Jersey is New Jersey this year for us in only its second full year -- we had a partial year in 2018 we were live there -- so in only its second full year we are going to make money in New Jersey. We are going to generate positive contribution profit and that's still with making a heavy continued investment on customer acquisition. So we expect New Jersey to continue to grow and generate even more cash flow for us in the coming years.

Thomas Allen:	I mean so how'd you get there? Obviously, you had a great database from your legacy daily fantasy sports players, but has it been more than that or is it just you had a great database?

Jason Robins:	Well, definite having a database and a brand helps, but I really think the underlying engine that we built with the daily fantasy sports product has been the secret to success. That's everything from the infrastructure in automated bidding that we've built for customer acquisition to the database and robust analytics and data science that we've built. That helps us value players, lifetime value for players; helps us cross-sell people. We have rich data on our customers. We have data on customers' favorite sports, what teams they like. We know what times of day they login. We know when they're most likely to respond to push notifications or emails or anything. Save credit cards from millions and millions of customers.

So, we have a lot to work with. And while certainly there's some repurposing that has had to occur, a lot of not just the data but also data science and machine learning that we've constructed behind it has been really easy to transition over. It's plugging in a few new assumptions, but the actual underlying infrastructure, for example, that we use to bid on 50 to 100 mobile networks at any given point in time, that was just plugging in new assumptions. It was that simple. And orienting it towards bidding on sports betting instead of on daily fantasy keywords.

Thomas Allen:	So when I think about the UK, which is one the -- which is the most developed sports betting market in the world, one of the things that really led to high market share has been innovation. Can you talk a little bit about your innovation to date? And then I think buying SBTech is going to be the next leg of innovation, so kind of talk about how that's going to help you innovate more.

Jason Robins:	Yeah. I mean, so at our core, I think we are a product and tech company first and foremost. That's really what drives our business. We start with what products we want to bring to market and what technology decisions do we need to make. And it's been interesting, because we built our whole daily fantasy product from scratch and have always had pretty much full control over all aspects of it. And we've had to -- in a very quick time period, we went from having absolutely nothing on sports betting to being first to launch in New Jersey. And the only way we were able to do that was a big chunk of the product, the back end, we've been utilizing a third party can Kambi to provide the betting lines and all the risk management and all that behind it, the trading and everything behind it.

I think you could argue that is the most important part of the product. The flows and everything I call UI. To use an analogy, if you go to a grocery store, the shelves aren't the product. The stuff on the shelves is the product. So that to me are the bets people can make.

And we've innovated in other areas. For example, we're the only ones that have a single account, single wallet across all states and all products, meaning whatever product for DraftKings you're using, wherever in the country you travel you could use the same account, the same funds. No one else has that. A lot of our competition are making people open up a different app and deposit and a brand-new account in every single state.

Our biggest daily fantasy competitor, FanDuel, still has a completely separate account and app for -- excuse me, account and wallet for fantasy sports as they do for the other products, although they do, like us, allow you across states to use the same account and wallet. So there are parts like that where we've been able to because we've built our own platform and controlled it. But it's been killing the team, that maybe the most important part, the actual bets people are purchasing, we can't do.

With purchasing now, acquiring SBTech, we will have full control over that. And I think one of the things that will differentiate us is -- it's an interesting market geographically. A lot of what we're used to seeing in technology companies, the traditional ones we all think of, the Facebooks, the Amazons, the Googles, the Netflix, the Microsofts, they built up here and then they expanded overseas.

Because there's been lack of legal options, the US has not been a viable market to build up online betting platforms and so most of them have built up in the UK or elsewhere. And as a result, there are incredibly robust live betting products, for example. Live betting, by the way, is when you can bet on things in the game. And to put it in perspective, you were talking about how innovation has driven the market. Live betting barely existed five to seven years ago in the UK. It is now almost three-quarters of all online betting revenue comes from betting in game. So that's an example in the UK where product and technology innovation has really driven the market.

That said, they're really focused on the UK sports. So I can go bet on every point of a tennis match between two players you probably never heard of, but I can't bet on every pitch of a regular season baseball game or every play of an NFL game. That all will change. And I think because we're the only ones in the market that are truly US-centric, where just financially our customers, our revenue, everything is here, we don't have the push/pull of billions of pounds potentially of revenue coming from the UK that we have to protect.

This gives us the opportunity now with SBTech to say we're going all in on US sports. I want everyone focused on building out the best in-game betting, the best props, the best everything for US sports. And I think there's going to be a period of time over the next couple years where we're going just be able to put more focus on that than anybody else so we can get way ahead of everyone else in the market. And I personally believe in-game betting and new types of innovation are going to be essential and really the differentiator over the long run. Right now we can't control a lot of that but give us a couple of years and I think we'll be well ahead of everybody.

Thomas Allen:	The other component we haven't talked a lot about is igaming. So when we think about the landscape that's sports betting, sports betting got legalized in May of 2018. There are now 21 states that have legalized it. Igaming got legalized back in 2013, but only five states have legalized for the live. But in New Jersey, igaming is $500 million of revenue and sports betting is $300 million of revenue. So on a single market basis there's the potential to be much larger.

Can you talk about -- that's not where you guys have been historically. You've been focused on sports with DFS. Can you talk about where you think you're going to be in sports betting -- sorry, in igaming?

Jason Robins:	Igaming. So we were very bullish on our prospects in sports betting. It makes sense. Fantasy sports players or sports fans probably like to bet, too. We didn't know how well that would translate to igaming, but it turns out it's translated very well. My CFO Jason Park, his favorite thing to say is it turns out people who like to play fantasy sports and bet on sports also like blackjack, too. So he was absolutely right about that.

And really, that may be the piece I'm most proud of because we didn't think we would do as well. We were not first. We were first to market online in New Jersey for sports betting. We were the first online sports both to launch in New Jersey. We were the 24th out of 24 to launch igaming in New Jersey. We were years behind most of our competition. And we also haven't spent anything on customer acquisition. We've completely relied on cross-sell and product innovation. And in that one year and change since we've been live, we are now number one or number two depending on the month in market out of all 24 of those competitors, without going out and having to acquire a bunch of people. Just relying on cross-sell, our database and product innovation. And I think product drove a good chunk of it.

About six, seven months ago we started to say -- so when we first entered, the first thing we did is we integrated. The way the market's set up is it's actually not too different than a casino where the slot machines are made by the IGTs and Aristocrats and Cygames and whoever and you just plug them in onto the casino floor and people play. It's very similar online. People were renting games from the usual suspects, IGT, Cygames, and also many that are just online focused, and a lot of them weren't any good. We looked at some of them and we're like we can do better.

So we started building our own games about six, seven months ago and that's just really increased our market share over the last couple of quarters. I think we have the best blackjack products in market. I think we have the best roulette products in market. And we're not quite there on slots yet but give us a couple years and we will be. I think that's been a huge driver of our market share gain.

Thomas Allen:	Can you discuss some of your competition? And I wanted to ask a very pointed question. Who's going to have more share, you or FanDuel?

Jason Robins:	In the whole market?

Thomas Allen:	Yeah.

Jason Robins:	I mean I'm biased. I think we will. I think FanDuel, to your first question, is clearly our chief competitor now. It's funny, because we tried to merge with them three years ago or four years ago, whatever it was, and the FTC blocked it on the basis that we were not competitive with gambling. It turns out that they were right for the wrong reasons, meaning the two of us, at least now, have had a pretty significant share in online gaming, but they actually said they didn't consider that part of the same category. So it's funny how that all works out, but not surprising. They were a daily fantasy company. They built up a lot of the same infrastructure around state-by-state compliance and regulation, customer acquisition, a lot of the same things we have. I happen to believe we have a stronger technology base and a stronger product, and I think the metrics, at least in daily fantasy, would support that. So they are far and away though our number one competitor right now.

Beyond that, there's a lot of kind of two categories that are producing, a lot of others chasing the market. One are the traditional brick-and-mortar casinos and most of them are partnering with some kind of online provider. And then the European companies, one of which of course is the owner of FanDuel now, and others like William Hill that have made entry into the US and are pushing here.

As far as between the two of us, like I said, I'm biased. I think we'll be number one and they'll be number two, but it may vary state to state. It already does now and that might be -- some cases they'll be number one and some we'll be number one. Either way, I think if you told me two years ago that you're going to see this speed of state legislation and along with FanDuel we were going to be one of two clearly out in front in terms of market share, I would've taken that all day long so I'm not complaining.

Thomas Allen:	I think some people have argued that some of your competition hasn't ramped up as significantly. So for example, Stars Group only partnered with Fox mid-last year and launched FoxBet just before the NFL season started. MGM, GVC haven't really leveraged the MGM database yet. Do you think those are -- as we move forward, do you think that those are fair comments? Like do you think the competition's going to get harsher or do you think there are points where you can take additional share because of how the market is going to change?

Jason Robins:	Well, first, we always assume competition's going to get tougher. We always assume we're going to have to raise our game. And what I tell my team, it's probably a little different than what I might say now, but just to be clear, like we are absolutely respectful of all our competitors. We assume that the competition's going to get tougher and we're going to have to do better and better in order to achieve the goals that we want.

That said, I think in some of those cases -- like where I scratch my head is like why all of a sudden are the floodgates going to open? Why do you launch a product and you don't leverage your database for a year or two and then all of a sudden you do? There's probably a reason why it hasn't happened yet and maybe that reason will get -- will change over time. But there's probably a reason that really is more foundational as to why a lot of these haven't gained share.

So again, not what I tell my team. My team is focused on, no matter what happens with the competition, we got to keep pushing because we have to assume they're going to keep getting better and we have to do the same and we have to do it at a faster pace. But I'm a little skeptical that all of a sudden some of those that have come into the market are all of a sudden going to explode. There would have to be some meaningful reason why it's been held back that I'm not aware of that would suddenly change.

Thomas Allen:	I think it's probably their databases aren't as focused on sports betting, right?

Jason Robins:	That's probably a big part of it, yeah. If you look at for example the traditional casino database, the vast majority of them aren't betting on sports. First, only Nevada had it so anyone who's not in Nevada in a meaningful way doesn't have a sports database, period. And then even in Nevada sports is a tiny percentage of revenue for the properties. So most of their players are, and frankly most of their focus, is on the other games as well.

Thomas Allen:	Yeah. You made a good point earlier that if we look at igaming in general, slots are the largest vertical. But for you guys, it's blackjack, right, because you can (inaudible)--

Jason Robins:	Blackjack, yeah.

Thomas Allen:	Every customer base in the traditional casino companies.

Jason Robins:	Yeah.

Thomas Allen:	So can you give us any kind of color qualitatively or quantitively just on what you're thinking in terms of lifetime value of customers and customer acquisition costs? I mean you obviously have a baseline to look at versus your historical DFS business, so then you can also use kind of the European comps to kind of think through how to kind of think about the opportunity.

Jason Robins:	So we started -- for LTV we have a model that the second somebody makes their first deposit we'll assign an LTV to them. And then as we get more data on them, it's dynamic. It'll continue to update. And the initial model was built really on fantasy data. So obviously we've made some assumptions. They're slightly different for sports, but things like the retention curves, the churn curves were built squarely on the fantasy database.

And actually, at least what we're seeing in the first couple of years, is the churn curves are actually a lot better for sports betting than they are for fantasy, which makes sense. I'll give you an example. In fantasy, a very large chunk of people churn off after the NFL season ends and you don't get a lot of them back until the next NFL season. There are more natural reactivation points, like March Madness, for example, that occur in sports betting that tend to keep people more active year round. And even though events like new sports seasons can stimulate reactivation, any online business will tell you that the best predictor of whether you're going to be active next week is whether you were active this week. So keeping them active is pretty important.

Right now I think we're being very cautious around how we're approaching CAC to LTV because we only have about a year and a half of sports betting data. And we're absolutely not going to be that company that goes out and tells everyone how great these five-year paybacks are going to be only to come back five years later tell you it didn't work out exactly like we thought it would. We're managing to two-year paybacks now. And as we get more conviction around the data, it's possible we'll increase that, but right now we think that's giving us a good balance of being able to still be very aggressive. We're still being plenty aggressive we feel on the customer acquisition side, but also giving a framework that allows us to feel a very high degree of confidence that these are going to be very profitable customers for us.

Thomas Allen:	When the sports betting -- legal US sports betting industry first started taking off a couple -- a year and a half ago, there were two kind of friction points, one being the relationship between the leagues and the operators. The leagues generally want to take a cut of all the revenues or even to handle. And then the second thing was payment processing. Banks weren't kind of getting onboard to process payments. Can you just talk about how those things have evolved to today?

Jason Robins:	Yeah. The first one is like night and day where it was before, and we've taken a very different approach. Not all -- some of the casinos were very friendly to the leagues. We were absolutely in that category. We thought in order for this to really work the way that we all envision it -- it's impossible to imagine a world where the leagues are violently objecting to the model, so we've got to figure out a way to work this all out. So we've tried to be a broker of that for a long time and I think have very strong relationships with the leagues and, in many cases, have helped get meetings and eventually get agreement with some of the other parties in the space. And I'm very proud of the leadership role that we played in that.

And I think we've gotten to a point where, for the most part, we all kind of agree. They backed off on some of the requests to get a direct cut and have compromised on some measures now that they think will help promote integrity and give them other opportunities. And I think we've reached a point where, in general, the industry and the leagues are aligned on this is what the bill should look like. Which is great because when you go to the states, you want to take them something and say the casinos, DraftKings and FanDuel, the leagues, all think this is how it should work versus three or four different ideas. That's how you end up with what we call in government affairs a Frankenstein Bill, which generally is not good for everybody. So I think that was a pretty important role that we played.

The other part, the payment processors, that hasn't quite caught up yet from their standpoint. Instead, we've done a lot of rescue floats and workarounds and installed tons of alternate payment methods so that there's lots of different ways people can get money on and off the system.

But the core issue Thomas is talking about is a lot of the issuing banks for credit cards will decline transactions that are linked to gaming. And when we've gone and tried to talk to them and say, hey, can you take another look at this, our chargeback rates are actually quite low, I don't think this is as risk as you guys think it is, the answer we've gotten is at some point we'll put resources on it, but it's still so small, we got other things going on that we don't want to deal with it.

So, I think that's going to take a little bit more scale for it to be meaningful enough but, in the meantime, we've built all kinds of alternate payment methods and rescue floats. And you and I were talking about this earlier. With all this investment we've made now, I almost kind of don't want it now because we've built all the workarounds for it and if all of a sudden it's easier to use your credit card -- I'm not sure how much it's actually harming us today, but it would potentially harm a new entrant who didn't have all that built out quite more.

Thomas Allen:	So when a lot of people try and size the market, they kind of compare the US potential to UK and Australia. Do you think that's a fair comparison?

Jason Robins:	I think that you could see arguments on either side. I mean Australia is certainly a rabid betting market, but I think the US is, too. The US, people don't realize, is number three in the world in gambling losses per capita and that's in a market that is actually not really well regulated and doesn't have a robust online market. Australia is number one. But I think the US has the potential to, on a per capita basis, be every bit as big as those and I don't see any reason to think that we won't be. I think a lot of what needs to happen is the product needs to catch up with things like live betting that have monetized in the UK quite a bit. And then also, there's just a natural growth in adoption that will occur.

Thomas Allen:	So just to finish it off, we're sitting here in San Francisco today. When do you think we'll be sitting here doing this fireside chat and everyone's going to be sitting here on their phones betting on sports?

Jason Robins:	Well, we were talking about this earlier. With coronavirus, think everybody night be home betting on their phones on sports. But no, in all seriousness, you were asking me this earlier, Thomas. I think we're in the sort of similar category to like a Netflix and others where we arguably should get more consumption the more that people are staying home. But the nice thing about the mobile device is you can it anywhere. Hopefully they'll be paying attention to what you and I are saying, but maybe they'll be betting on their phones, too.

And I think that in California it's a little bit of a trickier process. You have to go to the ballot like you do with so many things in this state. But it also isn't too tough a process to go to the ballot, which is nice. In other states they make it a lot harder to do so. And then you have dynamics with the tribes and the cardrooms and others. So there's a lot to navigate, but this is a big prize. California, to put it in perspective, is bigger than the UK. The GDP of California is bigger than the entire country of the UK. So you could argue if you see robust regulation here that the California market alone could be larger than the entirety of the UK at some point. So it's that big a prize and that important to us.

Thomas Allen:	Cool. Jason, thank you very much. Thank you, everyone, for listening.

Jason Robins:	Thank you.